Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces February 28, 2026 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron | 404-724-4299 Jennifer Church | 404-439-3428 Andrea Raphael | 212-323-4202

Atlanta, March 10, 2026 --- Invesco Ltd. (NYSE: IVZ)1, a leading global asset management firm announced today preliminary month-end assets under management (AUM) of $2,257.7 billion, an increase of 1.2% versus previous month-end. The firm delivered net long-term inflows of $4.7 billion in the month. Money market net inflows were $13.5 billion. AUM was positively impacted by favorable market returns which increased AUM by $9 billion. FX decreased AUM by $1.1 billion. Preliminary average total AUM for the quarter through February 28 was $2,225.9 billion, and preliminary average active AUM for the quarter through February 28 was $1,142.8 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	QQQ	Fundamental Fixed Income	Fundamental Equities	Private Markets	China JV	Multi- Asset / Other	Global Liquidity

February 28, 2026[1]	$2,257.7	$672.1	$395.0	$316.0	$312.6	$131.8	$149.1	$78.6	$202.5
January 31, 2026	$2,231.7	$659.0	$411.8	$314.2	$307.1	$132.3	$141.9	$75.6	$189.8
December 31, 2025	$2,169.9	$630.2	$407.2	$311.5	$298.4	$130.7	$132.5	$69.7	$189.7
November 30, 2025	$2,154.3	$628.0	$403.0	$309.7	$299.2	$129.7	$125.7	$68.7	$190.3

[1]	All February numbers preliminary - subject to adjustment.

About Invesco Ltd.
Invesco Ltd. is one of the world’s leading asset management firms serving clients in more than 120 countries. With US$2.2 trillion in assets under management as of Dec. 31, 2025, we deliver a comprehensive range of investment capabilities across public, private, active, and passive. Our collaborative mindset, breadth of solutions and global scale mean we're well positioned to help retail and institutional investors rethink challenges and find new possibilities for success. For more information, visit www.invesco.com.
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